                                                                   EXHIBIT 12.1

                               OCEAN ENERGY, INC.
              COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND
        RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
                      (AMOUNTS IN THOUSANDS EXCEPT RATIOS)


                                                  SIX MONTHS
                                                    ENDED           YEAR ENDED
                                                   JUNE 30,        DECEMBER 31,
                                                 ------------     --------------
                                                     2002              2001
                                                 ------------     --------------

Earnings (loss) before income taxes and
   cumulative effect of changes in
   accounting principles and extraordinary
   items...................................      $    125,363     $      503,959

Fixed Charges:
   Interest expense........................            29,104             62,707
   Capitalized interest....................            24,643             45,051
   Assumed interest portion of rent
     expense...............................             4,144              1,721
                                                 ------------     --------------
Total fixed charges........................            57,891            109,479

   Pre-tax dividend requirements...........             2,955              5,909
                                                 ------------     --------------

Total fixed charges and preferred stock
   dividends...............................      $     60,846     $      115,388
                                                 ============     ==============

Earnings (loss) plus fixed charges
   excluding capitalized interest..........      $    158,611     $      568,387
                                                 ============     ==============

Ratio of earnings to fixed charges.........               2.7                5.2
                                                 ============     ==============

Ratio of earnings to fixed charges and
   preferred stock dividends...............               2.6                4.9
                                                 ============     ==============


"Earnings consist of income (loss) from continuing operations before income taxes, plus interest expense on all indebtedness and an assumed interest portion of rent expense. "Fixed charges" consist of interest (whether expensed or capitalized) and that portion of rentals considered to be representative of the interest factor. "Fixed charges and preferred stock dividends" represent fixed charges (as described above) and our preferred stock dividend requirement adjusted to a pre-tax basis.